Exhibit 99.1

PRICESMART ANNOUNCES FISCAL 2021 FOURTH QUARTER OPERATING RESULTS

12.7% GROWTH IN NET MERCHANDISE SALES

12.0% INCREASE IN OPERATING INCOME

MEMBERSHIP BASE AT RECORD LEVELS

89.6% MEMBERSHIP RENEWAL RATE FOR TRAILING 12 MONTHS

$0.63 DILUTED EARNINGS PER SHARE

San Diego, CA (October 21, 2021) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 47 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the fourth quarter and full year, which ended on August 31, 2021.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“Net merchandise sales grew 12.7%, and comparable net merchandise sales grew 10.3% in our fiscal fourth quarter as compared to the same period last year. For the entire fiscal year, net merchandise sales grew 8.6%, and comparable net merchandise sales grew 5.8%. Our 12-month trailing Membership renewal rate has risen to 89.6% and our Membership base now exceeds pre-COVID levels and is at an all-time high.

“This could not have been achieved, especially under some very challenging circumstances, had it not been for the unwavering commitment of our team of more than 10,000 employees who are dedicated to our Members and remain laser-focused on extracting operational efficiencies, expanding our digital capabilities, and maintaining an agile supply chain.

“While delivering strong results, we have added incremental benefits to the Membership, including our Wellness initiatives in Optical, Pharmacy and most recently introduced Audiology services. Our investments in technology and our omni-channel initiatives have enabled us to further expand services, benefits, and convenience for our Members to shop safely, and enhance the quality of their shopping experience. Data analytics is becoming an increasingly important tool in our decision-making. Applying recently developed technology and analytics capabilities are enabling us to build on a key characteristic of our business model, our Membership data. What we are learning is helping to sharpen our business strategy.

“Our team is innovating, elevating performance and delivering results in unprecedented ways. This inspires us all for the future of our Company.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter of fiscal year 2021 increased 12.2% to $909.6 million compared to $810.6 million in the comparable period of the prior year. For the fourth quarter of fiscal year 2021, net merchandise sales increased 12.7% to $871.2 million from $772.9 million in the fourth quarter of fiscal year 2020. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $10.1 million, or 1.3%, versus the same period in the prior year.

The Company had 47 warehouse clubs in operation as of August 31, 2021 compared to 46 warehouse clubs in operation as of August 31, 2020.

Comparable net merchandise sales for the 45 warehouse clubs that have been open for greater than 13 ½ calendar months increased 10.3% for the 13-week period ended August 29, 2021 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $9.1 million or 1.1% versus the same period in the prior year.

The Company recorded operating income during the fiscal fourth quarter of $32.5 million compared to operating income of $29.0 million in the prior year period. Net income attributable to PriceSmart was $19.5 million, or $0.63 per diluted share, in the fourth quarter of fiscal year 2021 as compared to $20.1 million, or $0.65 per diluted share, in the fourth quarter of fiscal year 2020.

Full Year Financial Results

Total revenues for the twelve months ended August 31, 2021 increased 8.7% to $3,619.9 million compared to $3,329.2 million in the prior year.

Comparable net merchandise sales for warehouse clubs that have been open for greater than 13 ½ calendar months increased 5.8% for the 52-week period ended August 29, 2021 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $74.1 million, or 2.3%, versus the prior year.

For the twelve months ended August 31, 2021, the Company recorded operating income of $158.0 million and net income attributable to PriceSmart of $98.0 million, or $3.18 per diluted share. During the twelve months ended August 31, 2020, the Company recorded operating income of $122.5 million and net income of $78.1 million, or $2.55 per diluted share.

The Company intends to file its Annual Report on Form 10-K for the year ended August 31, 2021 on or around October 21, 2021.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, October 22, 2021, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through October 29, 2021, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10159925.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S. style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 47 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica and Colombia; seven in Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company also plans to open new warehouse clubs in Guatemala City, Guatemala in October 2021 and in Bucaramanga, Colombia in November 2021 and in Portmore, Jamaica in the spring of 2022. Once these three new clubs are open, the Company will operate 50 warehouse clubs.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for an improved sales comparison, as the Company experiences higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates the Company uses to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. The Company believes the disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2021	2020	2021	2020
Revenues:
Net merchandise sales	$871,191	$772,940	$3,465,442	$3,191,762
Export sales	10,720	9,345	41,520	34,374
Membership income	14,603	13,137	56,030	54,501
Other revenue and income	13,092	15,159	56,879	48,551
Total revenues	909,606	810,581	3,619,871	3,329,188
Operating expenses:
Cost of goods sold:
Net merchandise sales	733,036	656,526	2,912,489	2,723,942
Export sales	9,945	8,632	39,513	32,676
Non-merchandise	5,489	5,744	23,336	18,160
Selling, general and administrative:
Warehouse club and other operations	94,618	81,352	359,221	323,178
General and administrative	33,400	28,866	125,416	106,776
Pre-opening expenses	198	291	849	1,545
Loss on disposal of assets	459	192	1,027	443
Total operating expenses	877,145	781,603	3,461,851	3,206,720
Operating income	32,461	28,978	158,020	122,468
Other income (expense):
Interest income	525	598	1,979	2,031
Interest expense	(1,353)	(2,509)	(7,210)	(7,625)
Other income (expense), net	(1,471)	992	(5,603)	(834)
Total other expense	(2,299)	(919)	(10,834)	(6,428)
Income before provision for income taxes and loss of unconsolidated affiliates	30,162	28,059	147,186	116,040
Provision for income taxes	(10,704)	(7,915)	(48,969)	(37,764)
Loss of unconsolidated affiliates	(24)	(16)	(58)	(95)
Net income	19,434	20,128	98,159	78,181
Less: net income attributable to noncontrolling interest	27	(52)	(196)	(72)
Net income attributable to PriceSmart, Inc.	$19,461	$20,076	$97,963	$78,109
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.63	$0.65	$3.18	$2.55
Diluted	$0.63	$0.65	$3.18	$2.55
Shares used in per share computations:
Basic	30,424	30,234	30,403	30,259
Diluted	30,424	30,234	30,403	30,259
Dividends per share	$0.70	$0.35	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$202,060	$299,481
Short-term restricted cash	3,647	185
Short-term investments	50,233	46,509
Receivables, net of allowance for doubtful accounts of $94 as of August 31, 2021 and $147 as of August 31, 2020, respectively	12,359	13,153
Merchandise inventories	389,711	309,509
Prepaid expenses and other current assets	39,194	30,165
Total current assets	697,204	699,002
Long-term restricted cash	9,772	4,105
Property and equipment, net	730,204	692,279
Operating lease right-of-use assets, net	123,655	119,533
Goodwill	45,095	45,206
Other intangibles, net	7,762	10,166
Deferred tax assets	24,225	21,672
Other non-current assets (includes $2,464 and $872 as of August 31, 2021 and August 31, 2020, respectively, for the fair value of derivative instruments)	57,329	54,260
Investment in unconsolidated affiliates	10,544	10,602
Total Assets	$1,705,790	$1,656,825
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$—	$65,143
Accounts payable	388,791	373,172
Accrued salaries and benefits	41,896	32,946
Deferred income	26,898	23,525
Income taxes payable	8,310	7,727
Other accrued expenses and other current liabilities	39,736	37,731
Operating lease liabilities, current portion	8,526	8,594
Long-term debt, current portion	19,395	19,437
Total current liabilities	533,552	568,275
Deferred tax liability	1,568	1,713
Long-term income taxes payable, net of current portion	4,160	5,132
Long-term operating lease liabilities	129,256	124,181
Long-term debt, net of current portion	110,110	112,610
Other long-term liabilities (includes $3,010 and $4,685 for the fair value of derivative instruments and $7,380 and $6,155 for post-employment plans as of August 31, 2021 and August 31, 2020, respectively)	10,930	12,182
Total Liabilities	789,576	824,093

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,467,971 and 31,417,576 shares issued and 30,755,308 and 30,670,712 shares outstanding (net of treasury shares) as of August 31, 2021 and August 31, 2020, respectively	3	3
Additional paid-in capital	465,015	454,455
Accumulated other comprehensive loss	(182,508)	(176,820)
Retained earnings	658,919	582,487
Less: treasury stock at cost, 712,663 shares as of August 31, 2021 and 746,864 shares as of August 31, 2020	(26,084)	(28,406)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	915,345	831,719
Noncontrolling interest in consolidated subsidiaries	869	1,013
Total stockholders' equity	916,214	832,732
Total Liabilities and Equity	$1,705,790	$1,656,825